UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2008 (December 19, 2008)

PREMIER POWER RENEWABLE ENERGY, INC.
(Exact name of registrant as specified in Charter)

Delaware	333-140637	13-4343369
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
(Address of Principal Executive Offices)

(916) 939-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

Director Agreement – Kevin Murray

On December 19, 2008, Premier Power Renewable Energy, Inc. (the “Registrant”) and Kevin Murray, a member of the Registrant’s board of directors (the “Board”), entered into an Amended and Restated Agreement to Serve as Member of the Board of Directors (the “Murray Agreement”).  Pursuant to the terms of the Murray Agreement, Mr. Murray agreed to serve on the Board until October 15, 2011, such term being subject to re-election at the Registrant’s subsequent annual meeting of shareholders.  Mr. Murray is required to attend at least two Board meetings via teleconference and at least two Board meetings in person per year, and he will be compensated for his services to the Board with $1,250 for each Board meeting he attends via teleconference and $2,500 for each Board meeting he attends in person.  Mr. Murray will also receive 50,000 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), according to the following schedule: (i) 16,500 Common Stock shares after the first year of service on the Board, which shares will be issued to Mr. Murray even if the Registrant’s shareholders fail to re-elect Mr. Murray at the first annual meeting of shareholders following Mr. Murray’s election to the Board, (ii) 16,500 Common Stock shares after the second year of service on the Board, and (iii) 17,000 Common Stock shares after the third year of service on the Board.  The Registrant is required to maintain a Directors’ Errors and Omissions insurance policy (“D&O Policy”) insuring the entire Board, including Mr. Murray, for a policy amount of no less than $2,000,000, and in the event the D&O Policy coverage is insufficient to cover losses occasioned by actions of the Board, the Registrant also agreed to indemnify and hold Mr. Murray harmless from and against any loss, damages, costs, expenses, liabilities, and or causes of action that may arise as a result of his dutiful and responsible performance of his duties as a Board member.

A copy of the Murray Agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein.  The foregoing description of the Murray Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Murray Agreement.

Director Agreement – Robert Medearis

On December 19, 2008, the Registrant and Robert Medearis, a member of the Board, entered into an Amended and Restated Agreement to Serve as Member of the Board of Directors (the “Medearis Agreement”).  Pursuant to the terms of the Medearis Agreement, Mr. Medearis agreed to serve on the Board until October 15, 2011, such term being subject to his re-election at the Registrant’s subsequent annual meeting of shareholders.  Mr. Medearis is required to attend at least two Board meetings via teleconference and at least two Board meetings in person per year.  The Medearis Agreement further provides that Andrew Hargadon may attend up to 50% of the Registrant’s Board meetings as Mr. Medearis’ designee, provided, however, that Mr. Medearis agreed that he would not delegate to Mr. Hargadon, and that he would personally perform, any and all of his business managerial duties and obligations as a director for the Registrant, including but not limited to any director voting decisions regarding the Registrant and its business.  Mr. Medearis will be compensated for his services with $1,250 for each Board meeting he attends via teleconference and $2,500 for each Board meeting he attends in person.  Mr. Medearis will also receive 50,000 shares of Common Stock according to the following schedule: (i) 16,500 Common Stock shares after the first year of service on the Board, which shares will be issued to Mr. Medearis even if the Registrant’s shareholders fail to re-elect Mr. Medearis to the Board at the first annual meeting of shareholders following Mr. Medearis’ election to the Board, (ii) 16,500 Common Stock shares after the second year of service on the Board, and (iii) 17,000 Common Stock shares after the third year of service on the Board.  The Registrant is required to maintain a D&O Policy insuring the entire Board, including Mr. Medearis, for a policy amount of no less than $2,000,000, and in the event the D&O Policy coverage is insufficient to cover losses occasioned by actions of the Board, the Registrant also agreed to indemnify and hold Mr. Medearis harmless from and against any loss, damages, costs, expenses, liabilities, and or causes of action that may arise as a result of his dutiful and responsible performance of his duties as a Board member.

A copy of the Medearis Agreement is filed with this report as Exhibit 10.2 and is incorporated by reference herein.  The foregoing description of the Medearis Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Medearis Agreement.

Item 9.01             Financial Statements and Exhibits

(d)            Exhibits

Exhibit No.	Exhibit Description

10.1	Amended and Restated Agreement to Serve as Member of the Board of Directors between the Registrant and Kevin Murray, dated December 19, 2008

10.2	Amended and Restated Agreement to Serve as Member of the Board of Directors between the Registrant and Robert Medearis, dated December 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER POWER RENEWABLE ENERGY, INC. (Registrant)

Date: December 29, 2008	By:	/s/ Dean Marks
Dean Marks Chief Executive Officer and President